UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2011

VSE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-3676 (Commission File Number)	54-0649263 (IRS Employer Identification Number)

2550 Huntington Avenue
Alexandria, VA	22303-1499
(Address of Principal Executive Offices)	(Zip Code)

(703) 960-4600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

VSE CORPORATION

Item 1.01    Entry into a Material Definitive Agreement

    On May 2, 2011, VSE Corporation ("VSE" or "the Company") entered into a Share Purchase Agreement to acquire Wheeler Bros., Inc. ("WBI"), a  privately held company headquartered in Somerset, PA, with WBI’s shareholders Joan Wheeler, Edward Miller, Jean Joanne Miller, Barbara W. Davies, Randy A. Davies, David L. Wheeler, Harold W.(Pete) Wheeler III, Debra J. Wheeler, Paul Wheeler, Stacy Wheeler, and Linda Wheeler Suter (“Sellers”), WBI and Randy A. Davies as Sellers’ Representative (the “SPA”).  The SPA provides, among other things, that, upon the terms and subject to the conditions in the SPA, VSE will acquire from Sellers all of WBI’s outstanding capital stock for an initial purchase price of $180 million in cash, with the potential additional payments of up to $40 million, if certain financial targets are met during the first four years after the closing of the acquisition (the “Acquisition”). The Acquisition consideration will be subject to adjustment following the closing of the Acquisition (the “Closing”) to reflect WBI’s net closing working capital.

    WBI commenced business as a parts supplier to commercial trucking companies and subsequently entered the U.S. Department of Defense market.  Following that, WBI commenced selling vehicle parts to the U.S. Postal Service, which has the largest truck fleet in the world.

    Closing of the Acquisition, which is expected to occur in late May or early June, is subject to certain conditions, including (a) the accuracy of the representations and warranties made by WBI, Sellers and VSE, respectively, in each case, subject to certain materiality qualifications, (b) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (c) absence of certain legal impediments to the Closing, including litigation; (d) WBI not having experienced a material adverse effect; (e) execution of certain employment agreements and real estate leases; (f) obtaining certain third party consents; (g) compliance by WBI, Sellers and VSE with their respective obligations under the SPA, in each case, subject to certain materiality qualifications; and (h) VSE’s completion of bank acquisition financing.

    Pursuant to the SPA, on the date of Closing, VSE will acquire WBI and pay the Initial Purchase Price of $180 million, of which approximately $18 million will be deposited with an escrow agent to hold and disburse pursuant to an escrow agreement. Upon expiration of the first 18 months after the Closing, such amount of the escrow, if any, that exceeds the sum of VSE’s then pending indemnification claims and $4.5 million, will be released to Sellers. After the third anniversary of the closing date, any remaining balance of the escrow, less any then pending VSE indemnification claims will be distributed to Sellers.  During the escrow period commencing on the end of the first escrow period of 18 months and ending on the third anniversary of the closing date, only tax-related indemnification claims can be asserted by VSE directly against the escrow funds.

    WBI has agreed to, among other things; conduct its business in the ordinary course consistent with past practice, subject to certain exceptions.

    The SPA contains specified termination rights for the parties.  The Agreement may be terminated at any time prior to the Closing by (a) either party, if (i) the other party has materially breached any representation, warranty or covenant, such that the conditions relating to the accuracy of the other party’s representations and warranties or performance of would fail to be satisfied and such breach is not cured within 10 business days notice of such breach or if cure is not possible within 10 business days, (ii) the Closing has failed to occur by July 1, 2011 and all the conditions precedent to the Closing set forth in the SPA have been satisfied, and if the Closing shall not have occurred by July 31, 2011, or (iii) any law or order issued by any court or governmental entity prohibiting the Acquisition becomes final and non-appealable; or (c) mutual agreement of VSE and Sellers’ Representative.

    The foregoing description of the SPA does not purport to be complete, and is qualified in its entirety by reference to the full text of the SPA, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure

    On May 3, 2011, VSE issued a press release that announced VSE’s signing of a Share Purchase Agreement to acquire Wheeler Bros., Inc.  The press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired
Not Required

(b)	Pro Forma Financial Information
Not Required

(d)	Exhibit
Number

2.1*           Share Purchase Agreement, dated as of May 2, 2011, among Joan Wheeler, Edward Miller, Jean Joanne Miller, Barbara W. Davies, Randy A. Davies, David L. Wheeler, Harold W. (Pete) Wheeler III, Debra J. Wheeler, Paul Wheeler, Stacy Wheeler and Linda Wheeler Suter, VSE Corporation, Wheeler Bros., Inc. and Randy A. Davies as Sellers’ Representative.

99.1 Press release dated May 3, 2011.

*The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  The registrant will furnish supplementally copies of such schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VSE CORPORATION
(Registrant)

Date: May 4, 2011	/s/ T. R. Loftus
T. R. Loftus
Executive Vice President and Chief Financial Officer